Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Exhibit 10.1

FIRST AMENDMENT TO CO-DEVELOPMENT AND COLLABORATION AGREEMENT

This First Amendment (“First Amendment”) is made effective as of October 14, 2016 (“Amendment Effective Date”) and shall serve to modify that certain Co-Development and Collaboration Agreement dated April 9, 2014 (“Agreement”) by and between AVEO Pharmaceuticals, Inc. (“AVEO”) and Biodesix, Inc. (“Biodesix”). AVEO and Biodesix are sometimes referred to individually as a “Party” and collectively as the “Parties”.

Background

The Parties entered into the Agreement to govern the the co-development of Ficlatuzumab® (as defined in the Agreement).  The Parties wish to amend the Agreement to clarify some terms, allow for closing of the NSCLC POC Trial and allow for further development of Ficlatuzumab®.

NOW, THEREFORE, in consideration of the foregoing and the promises and conditions of this First Amendment, the parties agree as follows:

1.	All capitalized terms in this First Amendment shall have the same meaning as defined in the Agreement.

2.	The Agreement shall be amended as follows:

A.	AMENDED: Section 1.33 is hereby amended to read in its entirety as follows:

“1.33.  “FTE Cost”.  FTE Cost means the amount obtained by multiplying (a) as to FTEs expended from April 9, 2014 to May 31, 2015, (i) the number of FTEs by (ii) $[**], increased annually by the percentage increase in the CPI as of December 31 of the then most recently ended Calendar Year (if any) over the level of the CPI as of December 31, 2013 (e.g., the first such increase could occur on January 1, 2015 and would be based on the CPI percentage increase between December 31, 2013 and December 31, 2014) and (b) as to FTEs expended on or after June 1, 2015, (i) the number of FTEs by (ii) $[**], increased annually by the percentage increase in the CPI as of December 31 of the then most recently ended Calendar Year (if any) over the level of the CPI as of December 31, 2015 (e.g., the first such increase could occur on January 1, 2017 and would be based on the CPI percentage increase between December 31, 2015 and December 31, 2016).”

B.	AMENDED: Section 1.57 is hereby amended to read in its entirety as follows:

“1.57.  “Profit Sharing Phase”.  Profit Sharing Phase means all times during the Term except for after the effective date of any Opt-Out.”

C.	AMENDED: The final sentence of Section 2.1 is hereby amended to read in its entirety as follows:

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“For avoidance of doubt, notwithstanding any language to the contrary herein and subject to the exception below, neither Party shall charge the other Party, whether through Ficlatuzumab Cost of Goods or otherwise, any FTE or overhead costs for such Party’s [**] designated representatives’ participation in the JSC or such [**] designated representatives’ activites performed hereunder, except that each Party may charge the other Party for FTE Costs incurred from and after August 1, 2016 for such Party’s designated representatives for any activities (excluding participation in the JSC) directly related to the management or performance of the NSCLC POC Trial.”

D.	AMENDED: The first paragraph of Section 9.4(b) is hereby amended to read in its entirety as follows:

“(b)Enforcement of  Patent  Rights.  Each Party shall have  the  sole right,  but  not the obligation,  to take action to obtain  a discontinuance  of infringement  or misappropriation  or bring suit against a Third Party infringer or misappropriator of any of Patent Rights or Know How solely owned by such Party; provided, however, that if either Party decides not to take such action or bring suit against a Third Party infringer or misappropriator of any Patents Rights or Know-How solely owned by such Party pursuant to Section 9.l (b), and such infringement or misappropriation is competitive as to  Ficlatuzumab  or  VeriStrat  in  connection  with Ficlatuzumab, then, subject to the terms of the AVEO Third  Party Agreements,  the other Party  shall have the option to take such action or bring such suit with respect to the Patent Rights or Know-How, and each Party agrees that it may be named as a party as may be necessary to enable the other Party to bring such action or suit.”

E.	AMENDED: The last sentence of Section 12.4 shall be amended to read as follows:

“By no later than date of first sale of Ficlatuzumab in conjunction with the use of VeriStrat or VeriStrat Labels, each Party agrees that it shall secure and maintain in full force and effect  the  Commercial  Insurance and Product Liability Insurance, each in the amount of at least $[**] per occurrence.”

F.	ADDITION/AMENDED: New Section 3.5(d) shall be added and read as follows:

“(d)Development Costs Incurred in Connection with the Conduct of the NSCLC POC Trial:

(i)

Notwithstanding Section 3.5(a), all Development Costs incurred by the Parties in connection with the conduct of the NSCLC POC Trial from and after August 1, 2016 shall be deemed to constitute Additional Development Costs and shall be borne by the Parties as set forth in Section 3.5(b)(i) as if such incurred amounts were in excess of the Cap.  For the avoidance of doubt, (A) once Biodesix satisfies its payment obligation under clause (d)(iii) below, Biodesix’s reimbursement obligation under Section 3.5(a) for all Development Costs incurred in connection with the NSCLC POC Trial up to the Cap shall be deemed fully satisfied, (B) all Development Costs incurred in connection with the NSCLC POC Trial from and after August 1, 2016 shall be deemed to be approved Development Costs constituting Additional Development Costs, which the Parties shall bear as set forth in Section 3.5(b)(i) as if such incurred amounts were in excess of the Cap, and (C) nothing in this clause (d)(i) modifies the Parties’ obligations to share in Additional Development Costs under Sections 3.5(b)(ii) and 3.5(b)(iii).

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(ii)

In consideration of AVEO’s agreement to bear 50% of the Development Costs incurred by the Parties in connection with the conduct of the NSCLC POC Trial from and after August 1, 2016 as set forth in the first sentence of clause (d)(i) above (the “AVEO-Assumed Additional Development Cost Obligation”), AVEO shall be entitled to an increase in its share of License Income pursuant to Section 4.3 and/or an increase in its share of profits pursuant to the Commercialization Agreement and/or an increase in its Opt-Out Royalty pursuant to the Commercialization Agreement and/or a decrease in Biodesix’s Opt-Out Royalty pursuant to the Commercialization Agreement, equal in aggregate to [**] times ([**]x) the AVEO-Assumed Additional Development Cost Obligation.  Such amounts shall be paid to AVEO by reducing the percentage of License Income payable by AVEO to Biodesix under Section 4.3(a) and/or Section 4.3(b) and/or by increasing the percentage of License Income payable by Biodesix to AVEO under Section 4.3(c) and/or by increasing AVEO’s share of profits pursuant to the Commercialization Agreement and/or by increasing AVEO’s Opt-Out Royalty pursuant to the Commercialization Agreement and/or by decreasing Biodesix’s Opt-Out Royalty pursuant to the Commercialization Agreement, until such time as [**] times ([**]x) the AVEO-Assumed Additional Development Cost Obligation has been paid to AVEO through such payment modifications. Following such time as an aggregate of [**] times ([**]x) the AVEO-Assumed Additional Development Cost Obligation has been paid to AVEO through such payment modifications, the payments under Section 4.3 and/or under the Commercialization Agreement shall resume without such modifications. For the avoidance of doubt, Biodesix shall not have any obligation to repay to AVEO the AVEO-Assumed Additional Development Cost Obligation beyond the payment modifications described above.

(iii)

Within [**] days after the Amendment Effective Date, Biodesix shall pay to AVEO an amount equal to all Development Costs incurred by the Parties (and not previously paid or reimbursed by Biodesix) in connection with the conduct of the NSCLC POC Trial prior to August 1, 2016, which the Parties currently estimate were approximately [**] U.S. dollars ($[**]) (which estimate will likely change when the Parties finalize their accounting of such Development Costs during the approximately [**] following the Amendment Effective Date, in part because certain amounts payable to [**] were not confirmed as of the Amendment Effective Date), in satisfaction of Biodesix’s previously unpaid obligations under Section 3.5(a) with respect to Development Costs incurred by the Parties in connection with the conduct of the NSCLC POC Trial prior to August 1, 2016.”

3.

This First Amendment, together with the Agreement, constitute the entire agreement between the Parties with respect to the subject matter contained therein, and together supersede and replace any and all prior and contemporaneous understandings, arrangements and agreements, whether oral or written, with respect to such subject matter.

4.

Except as provided hereinabove, the Parties hereby confirm and ratify that all terms and conditions of the Agreement, as heretofore amended, are in full force and effect and shall continue to apply, as amended by this First Amendment.

5.

This First Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute the First Amendment when a duly authorized representative of each Party has signed a counterpart. Each Party agrees that the delivery of the First Amendment by facsimile or electronic transmission shall have the same force

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and effect as delivery of original signatures and that each Party may use such facsimile or electronic signatures as evidence of the execution and delivery of the First Amendment by all Parties to the same extent that an original signature could be used.

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed in multiple counterparts by their duly authorized representatives as of the Amendment Effective Date.

AVEO Pharmaceuticals, Inc.		Biodesix, Inc.

By:	/s/ Michael Bailey	By:	/s/ David Brunel
Name:	Michael Bailey	Name:	David Brunel
Title:	CEO & President	Title:	Chief Executive Officer

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